Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 (Filed August 9, 2016) of our report dated March 19, 2014 except with respect to our opinion on the consolidated financial statements insofar as it relates to the discontinued operations and assets held for sale related to Kodak Prosper described in Note 27, which is as of August 9, 2016 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Eastman Kodak Company’s (Predecessor) Current Report on Form 8-K dated August 9, 2016. We also consent to the references to us under the headings “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Rochester, New York

August 9, 2016